Exhibit 99.1

Concrete Pumping Holdings Reports Third Quarter Fiscal Year 2019 Results and Updates its Financial Outlook for Fiscal Year 2019

DENVER, CO – September 16, 2019 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping services and concrete waste management services in the U.S. and U.K., today reported financial results for its third fiscal quarter ended July 31, 2019 and updated its financial outlook for fiscal year 2019.

Third Quarter Fiscal Year 2019 Summary

●	Revenue increased 18% to $78.7 million compared to the third quarter of fiscal year 2018.
●	Gross margin increased 430 basis points to 49.6% versus the third quarter of fiscal 2018.
●	Net income attributable to common shareholders was $2.3 million, or $0.05 per diluted share.
●	Adjusted EBITDA[1] increased 37% to $30.6 million compared to the third quarter of fiscal 2018, with Adjusted EBITDA margin[1] increasing 540 basis points to 38.9%.

Management Commentary

“Our 18% revenue growth in the third fiscal quarter was driven largely by the contribution from our successful Capital Pumping acquisition, as well as broad end-market strength in the U.S. and growth in Eco-Pan,” said CEO Bruce Young. “This increase in revenue, combined with a 430-basis point expansion in gross margin, were the primary factors responsible for the substantial growth in Adjusted EBITDA over the previous year. Additionally, the steps taken to strengthen our supply chain, such as cost reductions in replacement parts, fuel and operating supplies, contributed to our improved Adjusted EBITDA, and position us well to scale our business in the future.

“We acquired Capital Pumping on May 15, and the business integration process is tracking on schedule. Additionally, Capital Pumping’s performance in the third quarter was in-line with expectations as we saw strong demand across most of our end markets in Texas. We believe this business will be a positive element of our overall portfolio and expect it will be accretive to our combined financial results, as evidenced in our third quarter Adjusted EBITDA margin of 38.9%.

“As we enter our fourth fiscal quarter, and now that we have completed a significant portion of the Capital Pumping integration, we have updated our fiscal year 2019 financial outlook. We expect construction activity to remain robust over the coming months as we work through our backlog of delayed projects from the first half of the year and as new projects kick off. Looking to fiscal 2020, the current project outlook in the U.S. is much stronger now than this time last year. Combining this with pricing power initiatives and margin-enhancing opportunities we have from Eco-Pan, Capital Pumping and overall business synergies, we have confidence in our growth prospects in fiscal year 2020.”

1  Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of these measures and a reconciliation of Adjusted EBITDA to its most comparable GAAP measure.

Third Quarter Fiscal Year 2019 Financial Results

On May 15, 2019, the Company acquired Capital Pumping, LP (“Capital Pumping”), a concrete pumping provider based in Texas for a purchase price of $129.2 million. The closing of this acquisition provided the Company with complementary assets and operations and significantly expanded the Company’s footprint and business in Texas. In order to finance the acquisition, the Company added $60.0 million of incremental term loans under its term loan B facility and completed a public offering of 18,098,166 shares of its common stock at a price of $4.50 per share, receiving net proceeds of approximately $77.4 million, after deducting underwriting discounts, commissions, and other offering expenses.

Revenue in the third fiscal quarter increased 18% to $78.7 million compared to $66.6 million in the year-ago quarter. The increase was largely attributable to the acquisition of Capital Pumping coupled with growth in many of the Company’s existing core markets. Higher revenue was partially offset by the effect of the strengthening U.S. Dollar on the U.K. segment’s reported results. On a pro forma basis, which includes the results of recent acquisitions both pre and post the transaction date, revenue increased 3% over the previous year. Adjusting the pro forma revenue for a constant currency exchange rate, revenue increased 4% in the third quarter as compared to the prior year.

Gross profit in the third fiscal quarter increased 29% to $39.0 million compared to $30.2 million in the year-ago quarter. Gross margin increased 430 basis points to 49.6% compared to 45.3% in the year-ago quarter. The increase in gross margin was primarily due to the post-acquisition contribution from Capital Pumping, more favorable fuel pricing and better procurement costs. The increase in gross margin was partially offset by the step-up in depreciation related to the business combination with Industrea Acquisition Corp. (the “Business Combination”) in December 2018, as depreciation expense related to pumping equipment is included in the Company’s cost of operations.

General and administrative expenses in the third fiscal quarter were $28.2 million compared to $16.8 million in the year-ago quarter. As a percent of revenue, general and administrative expenses were 35.8% compared to 25.2% in the year-ago quarter. The increase was largely due to higher amortization of intangible assets expense of $8.6 million, most of which was the result of the Business Combination. In addition, the Company incurred an additional $1.5 million in stock-based compensation expense as a result of a stock grant in April of 2019. Excluding amortization of intangible assets and stock-based compensation expense, general and administrative expenses were up $1.3 million from $14.9 million in the third fiscal quarter of 2018 to $16.3 million in the third fiscal quarter of 2019. The remainder of the year-over-year increase was mostly attributable to headcount growth, predominantly from the new team members at Capital. General and administrative expenses as a percent of revenue, excluding amortization of intangible assets and stock-based compensation expense, would have improved from 22.4% in the third fiscal quarter of 2018 to 20.7% in the third fiscal quarter of 2019.

Net income attributable to common shareholders in the third fiscal quarter was $2.3 million, or $0.05 per diluted share. Adjusted EBITDA1 in the third fiscal quarter increased 37% to $30.6 million compared to $22.3 million in the year-ago quarter. Adjusted EBITDA margin increased 540 basis points to 38.9%, compared to 33.5% in the year-ago quarter. The increase in revenue, combined with a 430-basis point increase in gross margin, were the primary factors responsible for the substantial growth in Adjusted EBITDA.

As of July 31, 2019, the Company had $4.5 million of cash, $439.1 million of total outstanding debt and $21.8 million of available borrowing capacity under its ABL Credit Agreement.

Segment Results

U.S. Concrete Pumping. Revenue in the third fiscal quarter increased 29% to $58.4 million compared to $45.3 million in the year-ago quarter. The incremental benefit of the Capital Pumping acquisition, which added additional pumping capacity in Texas, represented $12.3 million of the increase in revenue. This segment also had notable improvements in revenue in most markets. Adjusted EBITDA in the third fiscal quarter increased by 66% to $22.0 million over the previous year primarily due to post-acquisition revenue from Capital Pumping, better fuel pricing and better procurement costs.

U.K. Concrete Pumping. Revenue in the third fiscal quarter was $12.5 million compared to $13.9 million in the year-ago quarter. The decline in revenue was largely attributable to appreciation of the U.S. dollar relative to the Pound Sterling. Excluding any impact from foreign exchange rates, revenue for this segment was down by 4% year-over-year given some uncertainties in the U.K. economy attributable to Brexit. Adjusted EBITDA in the third fiscal quarter decreased by 17% to $4.3 million over the previous year primarily due to  the same factors that affected revenue, predominantly currency translation.

Concrete Waste Management Services – Eco-Pan. Revenue in the third fiscal quarter increased 6% to $8.0 million compared to $7.5 million in the year-ago quarter. The increase was driven primarily by higher volumes. Adjusted EBITDA in the third fiscal quarter increased by 8% to $3.6 million over the previous year due to higher revenue.

Historical Seasonality

The Company has provided below the unaudited quarterly historical financials on both a consolidated basis and by operating segment to provide investors with data to better analyze the effect of seasonality on the Company’s financial performance. See "Quarterly Historical Financial Information" below.

Revised Fiscal Year 2019 Outlook

The Company now expects fiscal year 2019 revenue to be approximately $284 million and Adjusted EBITDA1 to be approximately $95 million. The updated fiscal year 2019 outlook includes the contribution from Capital Pumping starting May 15, 2019, the date the acquisition closed. If the Company owned Capital Pumping since the first day of this fiscal year, it is estimated that its fiscal 2019 pro forma revenue and Adjusted EBITDA would be approximately $311 million and $108 million, respectively.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter fiscal year 2019 results.

Date: Monday, September 16, 2019

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13693916

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/player/index.php?id=135900 and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through October 7, 2019.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13693916

About Concrete Pumping Holdings

The Company is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, operating under the only established, national brands in both markets (Brundage-Bone and Camfaud, respectively). The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate substantial labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. The Company is also the leading provider of concrete waste management services in the U.S. market, operating under the only established, national brand – Eco-Pan. Highly complementary to its core concrete pumping service, Eco-Pan provides a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of July 31, 2019, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 22 states, concrete pumping services in the U.K. from 29 locations, and route-based concrete waste management services from 19 locations in the U.S.  For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com,  www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the outcome of any legal proceedings that may be instituted against the Company or its subsidiaries; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably and retain its key employees, and realize the expected benefits from the acquisition of Capital Pumping; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, gain (loss) on sale of assets, non-recurring adjustments, management fees and other one-time and non-operational expenses. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented.

The following tables reconcile Adjusted EBITDA to net income (loss) calculated in accordance with GAAP. Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA differently and therefore this measure may not be directly comparable to similarly titled measures of other companies.

As the underlying business and financial results of the Successor and Predecessor entities are expected to be largely consistent, excluding the impact on certain financial statement line items that were impacted by the Business Combination, management has combined the first three quarters of fiscal year 2019 results of the Predecessor and Successor periods for comparability in certain tables below. Accordingly, in addition to presenting our results of operations as reported in our consolidated financial statements in accordance with GAAP, the tables below present the non-GAAP combined results for the first three quarters of fiscal year 2019.

Presentation of Predecessor and Successor Financial Results

As a result of the Business Combination, the Company is the acquirer for accounting purposes and CPH is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the Business Combination closing date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”). The Business Combination was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the accompanying Consolidated Financial Statements include a black line to distinguish the results for Predecessor and Successor reporting entities shown, as they are presented on a different basis and are therefore, not comparable.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets
	Successor	Predecessor
	July 31,	October 31,
(in thousands, except per share amounts)	2019	2018
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$4,529	$8,621
Trade receivables, net	43,904	40,118
Inventory	4,195	3,810
Prepaid expenses and other current assets	4,561	3,947
Total current assets	57,189	56,496

Property, plant and equipment, net	297,085	201,915
Intangible assets, net	230,676	36,429
Goodwill	277,051	74,656
Other non-current assets	2,302	-
Deferred financing costs	1,058	648
Total assets	$865,361	$370,144

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Revolving loan	$31,331	$62,987
Term loans, current portion	20,888	-
Current portion of capital lease obligations	89	85
Accounts payable	6,788	5,192
Accrued payroll and payroll expenses	7,329	6,705
Accrued expenses and other current liabilities	18,936	18,830
Income taxes payable	1,046	1,152
Deferred consideration	1,372	1,458
Total current liabilities	87,779	96,409

Long term debt, net of discount for deferred financing costs	365,164	173,470
Capital lease obligations, less current portion	500	568
Deferred income taxes	71,179	39,005
Total liabilities	524,622	309,452

Redeemable preferred stock, $0.001 par value, 2,342,264 shares issued and outstanding as of October 31, 2018 (liquidation preference of $11,239,060)	-	14,672
Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of July 31, 2019	25,000	-

Stockholders' equity
Common stock, $0.001 par value, 15,000,000 shares authorized, 7,576,289 shares issued and outstanding as of October 31, 2018		8
Common stock, $0.0001 par value, 500,000,000 shares authorized, 58,199,620 shares issued and outstanding as of July 31, 2019	6
Additional paid-in capital	348,856	18,724
Accumulated other comprehensive income	(6,441)	584
(Accumulated deficit) retained earnings	(26,682)	26,704
Total stockholders' equity	315,739	46,020

Total liabilities and stockholders' equity	$865,361	$370,144

Concrete Pumping Holdings, Inc.
Consolidated Income Statements
	Successor	Predecessor	Successor	Predecessor	Successor / Predecessor Combined (non-GAAP)	Predecessor
(in thousands, except share and per share amounts)	Three Months Ended July 31, 2019	Three Months Ended July 31, 2018	December 6, 2018 through July 31, 2019	November 1, 2018 through December 5, 2018	Nine Months Ended July 31, 2019	Nine Months Ended July 31, 2018

Revenue	$78,655	$66,649	$174,613	$24,396	$199,009	$175,854
Cost of operations	39,665	36,467	98,396	14,027	112,423	98,430
Gross profit	38,990	30,182	76,217	10,369	86,586	77,424
Gross margin	49.6%	45.3%	43.6%	42.5%	43.5%	44.0%

General and administrative expenses	28,159	16,798	63,693	4,936	68,629	42,887
Transaction costs	176	1,395	1,458	14,167	15,625	2,520
Income (loss) from operations	10,655	11,989	11,066	(8,734)	2,332	32,017

Interest expense, net	(9,843)	(5,477)	(24,753)	(1,644)	(26,397)	(15,690)
Loss on extinguishment of debt	-	-	-	(16,395)	(16,395)	-
Other income, net	28	14	59	6	65	34
Income (loss) before income taxes	840	6,526	(13,628)	(26,767)	(40,395)	16,361

Income tax expense (benefit)	(1,922)	1,701	(3,115)	(4,192)	(7,307)	(10,632)
Net (loss) income attributable to Concrete Pumping Holdings, Inc.	2,762	4,825	(10,513)	(22,575)	(33,088)	26,993

Less preferred shares dividends	(456)	(1,050)	(1,159)	(126)		(1,050)
Less undistributed earnings allocated to preferred shares	-	(892)	-	-		(6,127)

Undistributed (loss) income available to common shareholders	$2,306	$2,883	$(11,672)	$(22,701)		$19,816

Weighted average common shares outstanding
Basic	49,940,411	7,576,289	37,155,182	7,576,289		7,576,289
Diluted	53,122,690	8,510,779	37,155,182	7,576,289		8,510,779

Net (loss) income per common share
Basic	$0.05	$0.38	$(0.31)	$(3.00)		$2.62
Diluted	$0.05	$0.34	$(0.31)	$(3.00)		$2.33

Concrete Pumping Holdings, Inc.
Segment Revenue

	Successor	Predecessor	Change
(in thousands)	Three Months Ended July 31, 2019	Three Months Ended July 31, 2018	$	%
U.S. Concrete Pumping	$58,354	$45,288	$13,066	28.9%
U.K. Concrete Pumping	12,492	13,877	$(1,385)	-10.0%
Eco-Pan	7,967	7,548	$419	5.6%
Corporate	626	625	$1	0.2%
Intersegment	(784)	(689)	$(95)	13.8%
	$78,655	$66,649	$12,006	18.0%

	Successor	Predecessor	S/P Combined (non-GAAP)	Predecessor	Change
(in thousands)	December 6, 2018 through July 31, 2019	November 1, 2018 through December 5, 2018	Nine Months Ended July 31, 2019	Nine Months Ended July 31, 2018	$	%
U.S. Concrete Pumping	124,969	$16,659	$141,628	$118,424	$23,204	19.6%
U.K. Concrete Pumping	30,996	5,143	36,139	36,705	(566)	-1.5%
Eco-Pan	18,806	2,628	21,434	20,885	549	2.6%
Corporate	1,634	242	1,876	1,875	1	0.0%
Intersegment	(1,792)	(276)	(2,068)	(2,035)	(33)	1.6%
	$174,613	$24,396	$199,009	$175,854	$23,154	13.2%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA
	Successor	Predecessor	Change
(in thousands, except percentages)	Three Months Ended July 31, 2019	Three Months Ended July 31, 2018		%
U.S. Concrete Pumping	$22,029	$13,277	8,752	65.9%
U.K. Concrete Pumping	4,278	5,136	(858)	-16.7%
Eco-Pan	3,628	3,369	259	7.7%
Corporate	625	520	105	20.2%
	$30,560	$22,302	$8,258	37.0%

	Successor	Predecessor	S/P Combined (non-GAAP)	Predecessor	Change
(in thousands, except percentages)	December 6, 2018 through July 31, 2019	November 1, 2018 through December 5, 2018	Nine months ended July 31, 2019	Nine months ended July 31, 2018	$	%
U.S. Concrete Pumping	$36,707	$6,752	$43,459	$33,740	9,719	28.8%
U.K. Concrete Pumping	9,706	1,660	11,366	12,169	(803)	-6.6%
Eco-Pan	8,309	999	9,308	9,218	90	1.0%
Corporate	1,633	177	1,810	1,770	40	2.3%
	$56,355	$9,588	$65,943	$56,897	$9,046	15.9%

Concrete Pumping Holdings, Inc.

Quarterly Historical Financial Information

(dollars in millions)	Revenue	Adjusted EBITDA[1]	Capital Expenditures	Adjusted EBITDA less Capital Expenditures
Q1 2017	$46	$14	$4	$9
Q2 2017	$51	$16	$3	$13
Q3 2017	$55	$18	$1	$18
Q4 2017	$60	$20	$14	$6
Q1 2018	$53	$16	$7	$9
Q2 2018	$56	$18	$1	$17
Q3 2018	$66	$22	$11	$11
Q4 2018	$68	$22	$9	$13
Q1 2019	$58	$17	$11	$6
Q2 2019	$62	$18	$13	$5
Q3 2019	$79	$31	$4	$27
Q4 2019[2]	$85	$29	$6	$23

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

² Implied by full-year fiscal 2019 guidance effective September 16, 2019.

NON-GAAP MEASURES (ADJUSTED EBITDA)

We calculate EBITDA by taking GAAP net income and adding back interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, other adjustments, management fees and other expenses. We believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, as a tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly financial reports prepared for management and our board of directors and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. This non-GAAP measure excludes certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Other adjustments include severance expenses, director fees, and other significant non-recurring costs. Furthermore, a quantitative reconciliation of our estimated fiscal 2019 pro forma Adjusted EBITDA mentioned above to its most directly comparable GAAP financial measure has not been provided due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and cannot be predicted without unreasonable efforts. We believe that these items may have a significant impact on our final GAAP financial results for that period. See also “Non-GAAP Financial Measures” above.

Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA
	Predecessor									Successor	S&P Combined (non-GAAP)	Successor		Predecessor	S&P Combined (non-GAAP)
(dollars in thousands)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	November 1, 2018 through December 5, 2018	December 6, 2018 through July 31, 2019	Q1 2019	Q2 2019	Q3 2019	YTD Q3 2018	YTD Q3 2019
Consolidated
Net income (loss)	$(6,296)	$2,556	$3,923	$730	$17,558	$4,610	$4,825	$1,389	$(22,575)	$(10,513)	$(26,205)	$(9,645)	$2,762	$26,993	$(33,088)
Interest expense, net	6,386	6,095	5,456	4,811	5,087	5,126	5,477	5,735	1,644	24,753	7,236	9,318	9,843	15,690	26,397
Income tax expense (benefit)	646	592	1,822	697	(13,544)	1,211	1,701	848	(4,192)	(3,115)	(6,957)	1,572	(1,922)	(10,632)	(7,307)
Depreciation and amortization	6,229	5,919	6,390	8,616	6,110	6,293	6,150	7,070	2,713	36,984	11,087	12,132	16,477	18,553	39,697
EBITDA	6,965	15,162	17,591	14,854	15,211	17,240	18,153	15,041	(22,410)	48,109	(14,839)	13,377	27,160	50,604	25,699
Transaction expenses	5,304	-	(465)	(349)	8	1,117	1,395	5,070	14,167	1,458	14,167	1,282	176	2,520	15,625
Loss on debt extinguishment	-	213	279	4,669	-	-	-	-	16,395	-	16,395	-	-	-	16,395
Stock based compensation	-	-	-	-	92	94	94	-	-	1,986	-	361	1,625	280	1,986
Other expense (income)	(39)	(32)	(19)	(84)	(12)	(8)	(14)	(21)	(6)	(59)	(17)	(20)	(28)	(34)	(65)
Other adjustments	1,172	1,108	1,051	985	1,324	(471)	2,674	2,161	1,442	4,861	1,442	3,234	1,627	3,527	6,303
Adjusted EBITDA	$13,402	$16,451	$18,437	$20,075	$16,623	$17,972	$22,302	$22,251	$9,588	$56,355	$17,148	$18,234	$30,560	$56,897	$65,943

Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA by Segment	Successor	Predecessor	Successor	Predecessor	S/P Combined (non-GAAP)	Predecessor
(dollars in thousands)	Three Months Ended July 31, 2019	Three Months Ended July 31, 2018	December 6, 2018 through July 31, 2019	November 1, 2018 through December 5, 2018	Nine months ended July 31, 2019	Nine months ended July 31, 2018
U.S. Concrete Pumping
Net income (loss)	$1,432	$2,497	$(11,532)	$(25,252)	$(36,784)	$16,693
Interest expense, net	9,046	4,449	22,758	1,154	23,912	12,527
Income tax expense (benefit)	(2,482)	(210)	(3,414)	(2,102)	(5,516)	(11,425)
Depreciation and amortization	9,938	3,561	21,471	1,635	23,106	10,781
EBITDA	17,934	10,297	29,283	(24,565)	4,718	28,576
Transaction expenses	1,458	1,395	1,458	14,167	15,625	2,520
Loss on debt extinguishment		-		16,395	16,395	-
Stock based compensation	1,625	94	1,986		1,986	280
Other expense (income)	(26)	(14)	(57)	(6)	(63)	(34)
Other adjustments	1,038	1,505	4,037	761	4,798	2,399
Adjusted EBITDA	$22,029	$13,277	$36,707	$6,752	$43,459	$33,741

U.K. Concrete Pumping
Net income (loss)	$999	$604	$230	$158	$388	$1,276
Interest expense, net	796	1,024	1,994	490	2,484	3,159
Income tax expense (benefit)	354	355	60	49	109	532
Depreciation and amortization	2,864	1,992	7,161	890	8,051	6,042
EBITDA	5,013	3,975	9,445	1,587	11,032	11,009
Other adjustments	(735)	1,161	261	73	334	1,160
Adjusted EBITDA	$4,278	$5,136	$9,706	$1,660	$11,366	$12,169

Eco-Pan
Net income (loss)	$321	$2,312	$(65)	$2,009	$1,944	$7,357
Interest expense, net	1	-	1		1	-
Income tax expense (benefit)	8	514	(20)	(1,784)	(1,804)	308
Depreciation and amortization	3,257	535	7,832	163	7,995	1,545
EBITDA	3,587	3,361	7,748	388	8,136	9,210
Other expense (income)	(2)	-	(2)		(2)	-
Other adjustments	43	8	563	611	1,174	7
Adjusted EBITDA	$3,628	$3,369	$8,309	$999	$9,308	$9,217

Corporate
Net income (loss)	$10	$(588)	$854	$510	$1,364	$1,667
Interest expense, net		4	-		-	4
Income tax expense (benefit)	198	1,042	259	(355)	(96)	(47)
Depreciation and amortization	418	62	520	25	545	185
EBITDA	626	520	1,633	180	1,813	1,809
Transaction expenses	(1,282)	-	-	-	-	-
Other adjustments	1,281	-	-	(3)	(3)	(39)
Adjusted EBITDA	$625	$520	$1,633	$177	$1,810	$1,770